UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Elevate Credit, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 25, 2023, Elevate Credit, Inc. sent the following letter to stockholders regarding the Special Meeting to be held on February 15, 2023:

YOUR VOTE IS URGENTLY NEEDED!

PLEASE VOTE YOUR PROXY TODAY

January 25, 2023

Dear Stockholders,

We recently sent you proxy materials about a Special Meeting of Stockholders of Elevate Credit, Inc. (the “Company” or “Elevate”) to be held on February 15, 2023 (the “Special Meeting”). According to our latest records, we have not received your voting instructions for this important meeting. Your vote is extremely important no matter how many shares you hold.

As set forth in the proxy statement dated January 17, 2023, stockholders are being asked to approve the following matters that are very important to the future of the Company:

•

The Merger Proposal: To approve and adopt the Agreement and Plan of Merger, dated as of November 16, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, PCAM Acquisition Corp., a Delaware corporation (“Parent”), and PCAM Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), under which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

•

Advisory Compensation Proposal: To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.

•

Adjournment Proposal: To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to establish a quorum.

For the reasons contained in the proxy statement, the Board of Directors recommends that you vote “FOR” the Merger Proposal and “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote thereon. Accordingly, abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST”.

Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of votes cast affirmatively or negatively on such matter at the Special Meeting. Accordingly, Abstentions will have no effect with respect to the vote.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Special Meeting; provided, that in the absence of a quorum, the affirmative vote of the holders of a majority of the shares represented thereat is required for the approval of the adjournment. Accordingly, Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST”.

If you have questions or need assistance voting your shares, please contact D.F. King & Co., Inc. toll free at (800) 967-5019 or via email at ELVT@dfking.equiniti.com.

On behalf of your Board of Directors and the Company, thank you for your cooperation and continued support.

Sincerely,

/s/ Saundra Schrock
Saundra Schrock
Chair of the Board

THREE EASY WAYS TO VOTE